Exhibit 10.32

Confidential Treatment Requested by Tesla Motors, Inc.

ZEV Credits Agreement

This ZEV Credits Agreement (“Agreement”) is made this 12th day of February 2009, between and American Honda Motor Co., Inc., with its principal offices at 1919 Torrance Boulevard, Torrance, California 90501-1486 (“Honda”) and Tesla Motors, Inc., with its principal offices at 1050 Bing Street, San Carlos, California 94070 (“Tesla”) (Honda and Tesla are individually a “Party” and together the “Parties”).

BACKGROUND AND PURPOSE

1.	Under California’s Low-Emission Vehicle Regulations (13 California Code of Regulations (CCR) § 1900 et seq.), and similar laws in other states, vehicle manufacturers are required to ensure that a portion of the vehicles delivered for sale in that state during each model year are zero-emission vehicles (or “ZEV”s, as defined below). States that have adopted ZEV regulations pursuant to section 177 of the Clean Air Act, including ZEV Credit regulations, include New York, Massachusetts, Vermont, Maine, Connecticut, Rhode Island, New Jersey, Oregon, New Mexico, Maryland, Arizona and District of Columbia; other states have indicated that they plan to adopt such regulations in the near future. Any state that adopts ZEV Credit regulations prior to or during the term of this Agreement is referred to herein as a “ZEV State.” ZEV Credit regulations provide that a manufacturer may use its own earned credits or acquire credits from another party. If acquired, credits must be transferred via a credit bank set up by the California Air Resources Board (“ARB”) or another prescribed mechanism established by an equivalent regulatory agency in a ZEV State.

2.	Honda desires that Tesla, for agreed-upon consideration, transfer to Honda all ZEV Credits that Tesla may earn and receive for the delivery for sale and placement into service of at least 650 Tesla ZEVs in California or a ZEV State during the period set forth below. Tesla likewise desires to transfer to Honda all such ZEV Credits.

3.

For purposes of this Agreement, “ZEV” means a zero emission vehicle as defined by 13 CCR Section 1962.1 , Zero Emission Vehicle Standards for 2009 and Subsequent Model Year Passenger Cars, Light-Duty Trucks, and Medium-Duty Vehicles; “ZEV Credit” means one regulatory-established credit, multiples of which may be issued for delivering for sale or placing in service a ZEV in California[1] or a ZEV State; and “Tesla ZEV” means any model year 2009 vehicle produced by Tesla that is capable of earning a Type III ZEV Credit.

[1]

See, 13 CCR Section 1962.1 (d)(5)(C) indicating that Type III ZEVs earn 4 credits and 13 CCR Section 196.1, (d)(5)(D) indicating that a Multiplier for Certain ZEVs allows for a multiplier of 1.25 - for a total of 5 credits. Although the ARB ZEV Credit Transfer Form, Exhibit A to this Agreement, also measures credits by g/mi NMOG, the Parties are not using that measure when describing ZEV Credits, or setting the price of a ZEV Credit, in this Agreement.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Tesla Motors, Inc.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledge, Honda and Tesla agree as follows:

I.	ZEV Credit Generation; Commitment to Sell and Buy ZEV Credits.

A.	Tesla will use reasonable commercial efforts to manufacture, deliver for sale, and place in service Tesla ZEVs in California and the ZEV States. Tesla estimates that it may produce between five hundred (500) and six hundred fifty (650) Tesla ZEVs.

B.	Tesla agrees to offer to sell and transfer to Honda all ZEV Credits, including all associated rights and benefits, that Tesla earns from delivering for sale and/or placing info service Tesla ZEVs in California or any ZEV State during the period from January 1, 2009 through June 30, 2010, and Honda agrees to buy all ZEV Credits that Tesla may earn and receive associated with the delivery for sale and placement into service of at least 650 Tesla ZEVs in California or a ZEV State during the period set forth below; such credits shall be bought/sold on the terms set forth in this Agreement. (The Parties agree that Honda does not owe any money for, and is not required to purchase, credits granted by one ZEV state, other than California, for the delivery for sale and/or placement into service of a Tesla ZEV in another ZEV state.)

After Honda purchases all ZEV Credits that Tesla earns and received associated with the delivery for sale and placement into service of 650 Tesla ZEVs in California or a ZEV State, Tesla must continue to offer Honda the opportunity to purchase any further ZEV Credit earned by Tesla from delivering for sale and/or placing into service a Tesla ZEV in California or any ZEV State during the period set forth above (the “Right of First Refusal”), and should Honda accept such offer, Tesla must sell and transfer such credits to Honda. In order to facilitate the Right of First Refusal, within one month of the complete execution of this Agreement, Tesla shall begin providing Honda with a non-binding informal estimate updated monthly, of the number of Tesla ZEVs it believes it will deliver for sale and/or place into service in California or a ZEV State during the ensuing three calendar months. Once Honda has been invoiced for all ZEV Credits associated with the delivery for sale and placement into service of 550 Tesla ZEVs and, for the first time, a subsequent rolling three month forecast indicates that Tesla is likely to deliver for sale and place into service a cumulative total of 650 Tesla ZEVs in California or a ZEV State, the Parties shall undertake the following process:

(i)	First Quarterly Forecast. Tesla will give to Honda a forecast of the number of Tesla ZEVs that it expects to deliver for sale or place into service in the calendar quarter immediately following the date in which it first forecast it will have sold and placed into service a cumulative total of 650 Tesla ZEVs in California or a ZEV State.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Tesla Motors, Inc.

(ii)	Honda Decision. Within two weeks following receipt of the forecast referenced in subparagraph (i), Honda will indicate in writing whether it plans to (a) purchase the ZEV Credits that Tesla may earn and receive associated with the delivery for sale and placement into service of Tesla ZEVs in California or a ZEV State during the forecast period; or (b) decline to purchase the ZEV Credits that Tesla may earn and receive in the forecast period.

(iii)	Purchase Obligation Or Termination. In the event that Honda confirms its desire to purchase the ZEV Credits that Tesla may earn and receive during the forecast period, then Honda will have an obligation to purchase such ZEV Credits. In the event that Honda declines to purchase the ZEV Credits, then this Agreement shall terminate, subject to the survival provisions in Section IV.A, below.

(iv)	Second Quarterly Forecast and Process. The foregoing process will be repeated for the ZEV Credits that Tesla may earn and receive associated with the delivery for sale and placement into service of Tesla ZEVs in California or a ZEV State during the calendar quarter following the period covered in the First Quarterly Forecast (subparagraph (i), above). Specifically, one month prior to the start of the period to be covered by the Second Quarterly Forecast, Tesla will provide the Second Quarterly Forecast to Honda, and Honda will indicate in writing within two weeks of receipt of the Second Quarterly Forecast whether it plans to (a) purchase the ZEV Credits that Tesla may earn and receive associated with the delivery for sale and placement into service of Tesla ZEVs in California or a ZEV State during the forecast period; or (b) decline to purchase the ZEV Credits that Tesla may earn and receive in the forecast period. In the event that Honda confirms its desire to purchase the ZEV Credits that Tesla may earn and receive during the forecast period, then Honda will have an obligation to purchase such ZEV credits. In the event that Honda declines to purchase the ZEV Credits, then this Agreement shall terminate (assuming it has not already expired), subject to the survival provisions in Section IV.A, below.

In return for the transfer to Honda of all ZEV Credits Tesla earns and receives associated with the delivery and placement into service of a Tesla ZEV in California or a ZEV State, Honda will pay Tesla $[***] for each Tesla ZEV sold or placed into service in California or a ZEV State.2 Honda, however, is not obligated to purchase more than the ZEV Credits that Tesla earns and receives associated with the delivery for sale and placement into service of 650 Tesla ZEVs in California or a ZEV State.

[2]

It is the Parties’ understanding that for each Tesla ZEV delivered for sale and placed into service in California or a ZEV State, Tesla will earn [***] ZEV Credits. Based on that understanding, the price for each ZEV Credit that Tesla could earn and receive for the delivery for sale and placement into service of a Tesla ZEV in California or a ZEV State is $[***].

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Tesla Motors, Inc.

C.	Tesla represents and warrants to Honda that (1) Tesla has full rights to the ZEV Credits to be sold and transferred to Honda hereunder, except to the extent that such Credits are subject to any general liens on Tesla assets granted by Tesla to creditors in the normal course of business, (2) Tesla will not transfer, assign or sell any ZEV Credit generated by the delivery and/or placement of a Tesla ZEV in California or any ZEV state during the period from January 1, 2009 through June 30, 2010 to any other party unless, once Honda has purchased all ZEV Credits that Tesla earns and receives associated with the delivery and placement to service of 650 Tesla ZEVs in California or a ZEV State, Honda does not exercise its Right of First Refusal for any further credit, and (3) upon transfer of any ZEV Credit to Honda, Honda will own such ZEV Credit free and clear of all liens or encumbrances of any kind or any other interests of any third party. Tesla further represents and warrants to Honda that Tesla has the full power, authority and rights to enter into this Agreement and to sell and transfer all ZEV credits contemplated to be sold to Honda pursuant to this Agreement.

D.	Each party represents and warrants to the other Party that the execution and delivery of this Agreement by such Party and the performance by such Party of its obligations hereunder have been duly and validly authorized and approved by all necessary corporate action.

II.	Transfer of ZEV Credits.

The transfer of ZEV Credits from Tesla to Honda and Honda’s payment for such ZEV Credits shall be performed in accordance with the process described in Exhibit B, attached hereto.

III.	Confidentiality; Publicity.

A.	The Parties agree that the terms of this Agreement, as well as all information submitted under a grant of confidentiality (whether express, implied, or pursuant to statute or regulation) to ARB or any ZEV Agency pursuant to the terms of this Agreement, will remain confidential and will not be disclosed by either Party except only (1) to their respective employees, contractors, professional advisors and consultants on a need-to-know basis; (2) to their prospective investors under appropriate non-disclosure agreements; (3) to the extent necessary to resolve disputes between the Parties, but only under a protective order protecting confidentiality; (4) if required by law, regulation, or legal order if the disclosing Party uses reasonable efforts to have the recipient treat it as confidential and takes reasonable steps to give the other Party prior notice sufficient to allow the other Party to contest disclosure; (5) to the SEC, if requested pursuant to regulations adopted under the Securities Act of 1933; and (6) as otherwise may be agreed in writing by the Parties;

B.	Tesla will use reasonable efforts to keep any information related to this Agreement that is submitted to ARB or any ZEV Agency confidential, and will designate its submittals as confidential trade secrets of Tesla. The Parties acknowledge that, although ZEV Credit information meets the definition of “trade secret” in California Government Code section 6254.7(d), there can be no guarantee that ARB or any ZEV Agency will keep the ZEV Credit information confidential.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Tesla Motors, Inc.

C.	The Parties will jointly coordinate any press conference, press release, public statement or any other publicity, if any, about this Agreement or its subject matter, including without limitation, the existence or contents of this Agreement, and any such communication must be mutually agreed upon in writing by the Parties.

IV.	Other Terms

A.	Expiration and Termination; Survival. This Agreement will expire at 11:59 p.m. on December 31, 2009. In addition, this Agreement can be terminated by either Party by providing written notice to the other Party of (1) a material breach of this Agreement by the other Party, or (2) the other Party’s default in the performance of or compliance with any material term or condition of this Agreement, if such breach or default is not cured within 10 days of receipt of written notice. In addition, if at any time during the term of this Agreement there is any change in any law or regulation in California or any ZEV State so that Tesla no longer can transfer ZEV Credits to Honda, this Agreement will automatically be terminated as to ZEV Credits generated in any such state; to the extent that such law or regulation has a retroactive effect to nullify any prior transfer of ZEV Credits from Tesla to Honda, Tesla shall reimburse Honda all monies paid for such ZEV Credits and shall do so within 10 days of Honda’s written request for reimbursement.

The provisions of Sections I.B, I.C, III, and IV.B will survive expiration or termination of this Agreement. In addition, the provisions of Exhibit B to this Agreement will continue to apply to any ZEV Credits earned by Tesla as a result of its delivery for sale, or placing in service, a Tesla ZEV in California or a ZEV State between January 1, 2009 and June 30, 2010 up to and until the time that the transfer and payment process specified in Exhibit B has been completed by the Parties for such ZEV Credits.

B.	Expenses. Each Party will bear its own expenses incurred in connection with this Agreement.

C.	Governing Law. This Agreement is governed by and is to be construed in accordance with the laws of the State of California and as if entirely performed therein. The United Nations Convention on the International Sales of Goods does not apply to this Agreement or any of the transactions contemplated by it.

D.	Entire Agreement; Modifications. This Agreement constitutes the entire understanding between the Parties and supersedes and cancels all prior agreements, express or implied, written or oral, with respect to its subject matter. This Agreement may be modified or extended, but only by a written agreement executed by the Parties.

E.	Notices. Except for notices provided pursuant to Exhibit B, any notices required or permitted hereunder must be given in writing and forwarded, charges prepaid,

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Tesla Motors, Inc.

(1) by certified mail, return receipt requested, (2) by postage prepaid overnight air express mail, or (3) by facsimile, with a confirmation copy dispatched promptly by certified mail, return receipt requested, or postage prepaid overnight air express mail:

If to Honda:

American Honda Motor Co., Inc.

Product Regulatory Office

1919 Torrance Blvd., M.S. 500-2C-10A

Torrance, California 90501

Attention: Managing Counsel

Fax: 310-783-2999

If to Tesla:

Tesla Motors, Inc.

1050 Bing Street

San Carlos, California 94070

Attention: Craig W. Harding

                    Legal Department

Fax: 650 701 2613

F.	Relationship of the Parties. Nothing contained in this Agreement will be construed to make any Party a partner, joint venturer, fiduciary or agent of the other Party, nor will either Party have the authority to bind the other Party in any respect. Neither Party will hold itself out as a partner, joint venturer or fiduciary of the other Party in relation to this Agreement.

G.	Counterparts. This Agreement may be executed by each Party in separate counterparts, each of which, when so executed and delivered, will be deemed to be an original and all counterparts of this Agreement, taken together, will constitute one and the same instrument.

H.	Assignment. Neither Party may assign this Agreement or delegate any duties hereunder without the prior written consent of the other Party; provided, however, that a Party may assign this Agreement, without such consent, to any person or entity that acquires all or substantially all of such Party’s business or assets related to the performance of this Agreement, or assumes managerial contro1 of such Party, or succeeds to such Party’s interest in this Agreement by sale, merger, consolidation, reorganization or similar transaction, provided that the assignee agrees to assume the assignor’s obligations hereunder with respect to the business or assets transferred.

I.

Dispute Resolution. In the event any disputes, differences or controversies arise between the Parties in connection with this Agreement, the Parties will explore all possibilities for an amicable settlement. In case an amicable settlement is not reached within 90 days from the date a Party is first notified of the existence of a dispute in accordance with this Agreement, such disputes, differences or controversies shall be referred to arbitration in San Francisco, California

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Tesla Motors, Inc.

conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, provided that the arbitrator shall: (1) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law (but not in excess of, or contrary to, the law); and (2) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.

The award of such arbitration shall be final and binding upon the Parties. Each Party waives any right to adjudicate the dispute in any other court or forum, except that a Party may seek to enforce any decision in the arbitration in a court having jurisdiction. The Parties shall share the cost of such arbitration equally, but the prevailing Party may be entitled to recover reasonable legal expenses from the non-prevailing Party, and such determination shall be in the discretion of the arbitrator.

American Honda Co., Inc.

By:	/s/ Chester Hale	Date:	02/20/09

Name:	Chester Hale

Title:	Executive Vice President, Product Regulatory Office

Tesla Motors, Inc.

By:	/s/Craig W. Harding	Date:	Feb 12, 2009

Name:	Craig W. Harding

Title:	General Counsel & Secretary

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Tesla Motors, Inc.

Attachment A
Zero Emission Vehicle (ZEV) Credit Transfer Form Complete and Submit to: Program Manager, ZEV Bank California Air Resources Board, MSCD/ZEV P.O. Box 2815, Sacramento, California 95812	Transfer ID ARB Use Only

Date of Transfer

This document certifies that pursuant to Section 1962, Title 13, California Code of Regulations, an agreement executed between Company A and Company B on the Date of Transfer contains the following terms of transfer:

/ /

I. TRANSFER OF ZERO-EMISSION VEHICLE CREDITS FROM TRANSFEROR (A) TO TRANSFEREE (B)

Model Year Earned	Type of Vehicle (NEV, 0, I, II, IIICA, III177, ATPZEV, PZEV)	Number of Credits (g/mi NMOG)	Transportation System Credits (Y/N)
1
2
3
4

I declare under penalty of perjury that all information provided herein are true and correct, to the best of my knowledge and belief.

II. TRANSFEROR (A)

Account Holder – Company Name	*Account ID
Authorized Company Representative Name – First, Middle I., Last (please print)	Phone Number
Authorized Company Representative Signature (A)	Date

III. TRANSFEREE

Account Holder – Company Name	*Account ID
Authorized Company Representative Name – First, Middle I., Last (please print)	Phone Number
Authorized Company Representative Signature (B)	Date

*	Please refer to Attachment F for ZEV Account Holder Identification codes. If the code for your company is not listed, please contact the ZEV Bank Program Manager.

FOR ARB USE ONLY:

Entered By (Please print name and title)	Initials	Date Received	Date Recorded

STATE OF CALIFORNIA	AIR RESOURCES BOARD
ENVIRONMENTAL PROTECTION AGENCY	MSCD/ZEV MAC 2006-03

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Tesla Motors, Inc.

Attachment E continued

Instructions and Definitions for the ZEV Credit Transfer Form

Definitions

Transferor	Party giving credits.

Transferee	Party receiving credits.

Account Holder/ Account ID	Account Holder/Account ID – Company Name and Account Holder Identification from established list maintained by Air Resources Board. See Attachment F. If your company and Account ID are not listed, please contact the ZEV Bank Program Manager.

Model Year	Year in which credits were earned by manufacturer.

Type of Credit	ZEV Tier – Tier type including: NEV, 0, II, IIICA, III177 (Type III indicate California or 177 State). Advanced Technology Partial ZEV (AT PZEV) Partial ZEV (PZEV)

Number of Credits	Total number of credits transferring in grams/mile Non-Methane Organic Gas (g/mi NMOG).

Transportation System Credits	Credits earned in a Transportation System Project. These credits are only available for ZEVs (non-NEV), ATPZEVs, and PZEVs.

Example

I. TRANSFER OF ZERO-EMISSION VEHICLE CREDITS FROM TRANSFEROR (A) TO TRANSFEREE (B)

Model Year Earned	Type of Vehicle (NEV, I, II, IIICA, III177 ATPZEV, PZEV)	Number of Credits (g/mi NMOG)	Transportation System Credits (Y/N)
2002	ZEV	15.3	Y
2003	ZEV	.39	N
2002	NEV	3.4	N
2002	PZEV	6.8	N

STATE OF CALIFORNIA	AIR RESOURCES BOARD
ENVIRONMENTAL PROTECTION AGENCY	MSCD/ZEV MAC 2006-03

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Tesla Motors, Inc.

Exhibit B

ZEV Credit Transfer Process

I.	General Credit Transfer Process.

The Parties acknowledge that the ZEV Credits must be transferred via a credit bank set up by ARB. The process is as follows:

•

To the extent not done so already, the Parties each will first apply for a ZEV Credit account and complete an “Application for Zero Emission Vehicle (ZEV) Account with the ZEV Bank” for the State of California. Each such ZEV Credit account is registered in the appropriate ZEV accounting bank and shall be hereinafter referred to as a “ZEV Bank.”

•	The ARB will record Tesla ZEVs and the appropriate number of ZEV Credits in the ZEV Bank.

•

Each transfer of ZEV Credits will be filed by Tesla with the ZEV Bank using California’s “Zero Emission Vehicle (ZEV) Credit Transfer Form,” attached as Exhibit A, (each, a “ZEV Credit Transfer Form”).

•

Tesla is eligible to receive a certain number of ZEV Credits for each Tesla ZEV produced and delivered for sale pursuant to 13 CCR 1962.1 (d)(5)(C) and the accompanying table as well as the multiplier set forth in 1962.1 (d)(5)(D).

II.	Initial Payment; Monthly Reporting and Payment.

A.	Initial Payment by Honda. Once Tesla has a minimum of [***] ZEV Credits in Tesla’s ZEV Bank generated by the delivery for sale or placement into service of Tesla ZEVs, Tesla will send to Honda a copy of a statement(s) issued by ARB related to such ZEV Credits, along with all documents submitted by Tesla to ARB pursuant to MAC 2006-03 (or subsequent ARB guidance) in connection with such ZEV Credits. Within 10 days thereafter, Honda will pay Tesla an amount equal to $[***] per ZEV Credit. Upon receipt of such payment, Tesla will immediately prepare, sign and deliver to Honda a partially completed ZEV Credit Transfer Form(s) (Tesla will complete Sections I and II in California) to transfer those ZEV Credits to Honda. Honda will immediately complete the Transfer Form(s) and deliver them to Tesla, which shall then immediately submit the forms to ARB. The Parties will follow the process set forth in Section II.B for the balance of Tesla’s ZEV Credits subject to the Agreement.

B.	Reporting of ZEVs; Monthly Transfer Reports; Monthly Payments. The ZEV Credit transfer process will be as follows:

•

By or before the 15th day of each month following a month in which Tesla has earned a ZEV Credit subject to the Agreement, Tesla will determine the number of ZEV Credits recorded in its ZEV Bank(s) and Tesla will prepare, sign and deliver to Honda a partially completed ZEV Credit Transfer Form(s)

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Tesla Motors, Inc.

(Tesla will complete Sections I and II in California), transferring all such ZEV Credits to Honda. Tesla will simultaneously provide to Honda all documents submitted to ARB pursuant to MAC 2006-03 (or subsequent ARB guidance) that pertain to the ZEV Credits being transferred to Honda per the ZEV Credit Transfer Form(s).

•	Upon receipt from Tesla, Honda will verify and complete Section III and sign the ZEV Credit Transfer Form(s) and deliver such form to Tesla for submission to ARB.

•	Upon confirmation of each trade with ARB, Tesla will present Honda with an invoice (via email/pdf) for an amount equal to the number of ZEV Credits transferred by Tesla to Honda multiplied by $[***].

•

Upon receipt of each invoice, Honda will request confirmation from ARB of the most recent transfers and pay Tesla the amount invoiced. Honda shall pay each invoice within 10 business days of the date such invoice was presented to Honda.

•	The point of contact for each Party to administer the transfer and payment processes is as follows:

For Tesla:	Dan Myggen dmyggen@teslamotors.com

For Honda:	Brian Tinkler
Brian_Tinkler@ahm.honda.com

With a copy to:
Robert Bienenfeld
Robert_Bienenfeld@ahm.honda.com

•

Either Party may change its point(s) of contact by written notice to the other Party. All documents and notices required pursuant to this Exhibit B will be sent to these points of contact. The points of contact will be responsible for resolving all issues and discrepancies regarding the transfer of and payment for ZEV Credits hereunder.

C.	Final Reconciliation Process.

Within 30 days following the last transfer of ZEV Credits from Tesla to Honda pursuant to the Agreement, Tesla wil1 invoice Honda for the final amounts due (if any). Within 30 days following the date of Honda’s receipt of this final invoice, Tesla and Honda will work together to reconcile the final, total number of ZEV Credits invoiced and paid for pursuant to the Agreement against the actual number of ZEV Credits that Tesla earned and transferred to Honda pursuant to the Agreement to confirm that the amounts paid by Honda were correct. To the extent that Honda either has over- or under-paid for the ZEV Credits transferred to it by Tesla pursuant to the Agreement, the Party that owes money will pay such money to the other Party within 5 business days of the date of determination.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Tesla Motors, Inc.

In addition, if at any time, whether before or after expiration or termination of the Agreement, ARB or any ZEV Agency disputes or declines to recognize any ZEV Credit reported by Tesla that was paid for by Honda, the Party that becomes aware of such disallowance will immediately notify the other Party. Tesla and Honda will work together to reconcile the matter within 90 days. If the Parties do not persuade ARB or the applicable ZEV Agency to validate and recognize the ZEV Credit(s) at issue within this 90-day period, Tesla will refund to Honda the amount Honda paid for such ZEV Credit(s) within 5 business days after expiration of the 90-day period.

D.	Cooperation.

The Parties will cooperate to ensure that all ZEV Credits arising or resulting from Tesla ZEVs that are the subject of the Agreement are or will be transferred to Honda, subject to the terms and conditions of the Agreement. The Parties agree to take all actions, including without limitation, executing and delivering upon request any document, and providing all reasonably requested information and documentation to ensure the legal transfer of ZEV Credits as provided under the Agreement

E.	Payment Obligation.

In the event that, at any time, Honda does not pay the agreed-upon fees to Tesla in accordance with the Agreement for ZEV Credits transferred to Honda, Tesla may cease to provide partially completed ZEV Credit transfer Form(s) to Honda as otherwise required by the Agreement. Once Honda pays any amounts then owing pursuant to the terms of the Agreement, Tesla shall resume providing partially completed ZEV Credit Transfer Form(s) to Honda as required by the Agreement.

III.	Other ZEV States’ Credit Transfer Process.

The Parties agree that to the extent other ZEV States have adopted variations of the procedure set forth above, or new procedures which are not set forth above, then the Parties will comply with the applicable procedures required in such other ZEV States.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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